EXHIBIT 99

Contact:	Judith Wawroski, Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports First Quarter 2020 Earnings

LAREDO, Texas—(BUSINESS WIRE)— May 7, 2020—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported net income for the three months ended March 31, 2020 was $34.8 million or $.53 diluted earnings per common share ($.54 per share basic), compared to $51.9 million or $.79 diluted earnings per common share ($.79 per share basic) for the same period in 2019, representing a decrease of 32.9 percent in net income and diluted earnings per share.

Net income for the three months ended March 31, 2020 was primarily impacted by an increase in the provision for credit losses arising from economic changes that occurred in the first quarter as a result of COVID-19 and the impact of those changes on our first quarter allowance for credit loss calculation.  We adopted the provisions of ASU 2016-13 on January 1, 2020, resulting in a transition from the long-standing incurred loss model to an expected credit loss model that recognizes credit losses over the life of a financial asset.  Expected credit losses capture historical information, current conditions, and reasonable and supportable forecasts of future conditions.  Under the new model, our provision for credit losses increased to $13.3 million, net of tax.  Net income was also impacted by the Federal Reserve Board action to decrease interest rates in March 2020.

In March 2020, the World Health Organization recognized the outbreak of the novel Coronavirus Disease 2019 (“COVID-19”) as a pandemic.  The global health crisis from COVID-19 and government responses to the crisis have created never seen before consequences and disruption in all areas of the U.S. and global economies.  We have continued to work with our customers to assist them through these difficult times and we are capitalizing on our strong capital position and strong liquidity to ensure that we are correctly positioned and have the financial strength to navigate the crisis to protect our company, our employees, our customers and our shareholders.  We are working with our customers on a case-by-case basis on temporary deferrals of interest and/or principal payments on loans and have taken an active role in assisting customers in obtaining loans through the Small Business Administration’s Paycheck Protection Program.

“The current global health crisis resulting from COVID-19 has impacted our business, and with future economic conditions remaining uncertain, the full impact of the current crisis has yet to be seen.  However, we are confident in our exceptionally strong capital position, significant liquidity, relationship deposit base and responsive management strategies to guide us through the current crisis and continue providing superior returns to our shareholders.  We remain fully committed to making the best decisions possible as we navigate this crisis to protect the future of our Company for our customers, employees, and shareholders,” said Dennis E. Nixon President and CEO.  “The first quarter of 2020 also saw the transition to a new methodology to calculate our allowance for credit losses.  That transition to a current expected credit loss model from the long-standing incurred loss model resulted in a small capital charge at transition and an increase in our provision for credit losses.  This is due to the nature of the calculation that now incorporates not only historical losses, but also factors in current conditions and reasonable and supportable forecasts of future conditions.  We will continue to monitor the crisis and the impact on our business and are confident that we are making prudent choices to ensure that we continue the 54 plus years of success we have delivered.”

Total assets at March 31, 2020 were $12.5 billion compared to $12.1 billion at December 31, 2019.  Total net loans were $6.9 billion at March 31, 2020 compared to $6.8 billion at December 31, 2019. Deposits were $9.0 billion at March 31, 2020 compared to $8.8 billion at December 31, 2019.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 187 facilities and 284 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.    Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.